UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2008

CNET NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33915 (Commission File Number)	13-3696170 (IRS Employer Identification No.)

235 Second Street, San Francisco, California 94105

(Address of principal executive offices)

(415) 344-2000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Change in Control of Registrant.

Pursuant to the previously announced Agreement and Plan of Merger, dated as of May 15, 2008 (the “Merger Agreement”), among CBS Corporation, a Delaware corporation (“Parent”), Ten Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and CNET Networks, Inc. (the “Company”), Purchaser commenced a tender offer (the “Offer”) to purchase all of the outstanding common stock, par value $0.0001 per share, of the Company (the “Shares”), at $11.50 per Share, net to the seller in cash (less any required withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 23, 2008 and in the related letter of transmittal. The initial offering period of the Offer expired at 12:00 Midnight, ET, on Friday, June 20, 2008. On June 23, 2008, Purchaser commenced a subsequent offering period of the Offer which expired at 12:00 Midnight, ET, on Wednesday, June 25, 2008, at which time, an aggregate of 117,867,949 Shares were validly tendered and accepted for purchase pursuant to the Offer. After payment for the Shares, Parent will own, in total, approximately 78% of the Company’s outstanding Shares.

Upon acceptance for payment of, and payment for, the tendered Shares, the Merger Agreement grants Parent the right to designate a number of individuals to the Company’s board of directors who, following their election, will constitute a majority of the Company’s board of directors.

On June 26, 2008, Parent issued a press release announcing the completion of the Offer and its intention, pursuant to the Merger Agreement, to exercise the top-up option and effect a short-form merger under Delaware law, which would result in the Company becoming a direct, wholly owned subsidiary of Parent. A copy of the press release was filed as Exhibit (a)(14) with Amendment No. 4 to the Company’s Schedule 14D-9 filed by the Company on June 26, 2008.

Parent has indicated that it will provide Purchaser with sufficient funds to purchase the tendered Shares and consummate the merger from Parent’s existing cash balances.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on May 15, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Andy Sherman
	Name:	Andy Sherman
	Title:	Senior Vice President, General Counsel & Corporate Secretary

Date: June 27, 2008